Exhibit 99.1

                                                              News Release

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Contacts:

Jerome I. Feldman                                        Scott N. Greenberg
Chairman & CEO                                           President & CFO
(914) 249-9750                                           (914) 249-9729

          GP STRATEGIES ANNOUNCES $12 MILLION INTERIM ARBITRATION AWARD

NEW YORK - September 10, 2004 -- GP Strategies Corporation (NYSE:GPX), a global provider of training, e-Learning solutions, management consulting, engineering, and simulation services, today announced that its wholly owned subsidiary, General Physic Corporation, has received a $12 million interim award in its arbitration against Electronic Data Systems Corporation relating to General Physics' 1998 acquisition of Learning Technologies. The arbitrator found that the sellers of Learning Technologies breached certain representations and warranties contained in the acquisition agreement.

The arbitrator directed the parties to attempt to reach agreement by September 30, 2004 with respect to certain other matters, including whether General Physics is entitled to pre-award interest and, if so, in what amount. If the parties are unable to reach agreement, the arbitrator set forth a briefing schedule concluding on October 29, 2004.

The interim arbitration award is not subject to appeal but, once the arbitration award becomes final, General Physics will file in New York state court an application for an order confirming the award and Electronic Data Systems will have the right to seek to vacate the award.

In connection with the previously announced spin off of National Patent Development Corporation by GP Strategies, GP Strategies will make a capital contribution to National Patent Development of the right to receive the first $5 million of any proceeds (net of litigation expenses), and 50% of any proceeds (net of litigation expenses) in excess of $15 million, received with respect to the foregoing arbitration claims and claims in the related litigation.
GP Strategies, whose principal operating subsidiaries are General Physics Corporation and GSE Systems Inc., is a NYSE listed company (GPX). General Physics and GSE Systems are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional

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information about GP Strategies may be found at www.gpstrategies.com and about
General Physics at www.gpworldwide.com.

The forward-looking statements contained herein reflect GP Strategies' management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to the risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

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